UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2013

BALTIC TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-34648	98-0637837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

Please refer to the amounts in the table in Item 7.01 below under the Net Income column, which are incorporated into this Item 2.02 by reference.

Item 7.01.	Regulation FD Disclosure

Baltic Trading Limited is disclosing the following information, which it intends to provide at investor presentations starting February 20, 2013:

Q4 2012 Estimated Break-Even Levels (1)

Daily Expenses by Category	Free Cash Flow(2)	Net Income
Direct Vessel Operating(3)	$5,141	$5,141
G&A, Management Fees(4)	1,767	2,251
Interest Expense (5)	1,128	1,270
Depreciation(6)	-	4,497
Daily Break-Even(7)	8,036	13,159

(1)	Breakeven levels are based on an average number of 9.00 vessels for Q4 2012.

(2)
Free Cash Flow is defined as net income plus depreciation less capital expenditures, primarily vessel dry dockings, and other non-cash items, namely restricted stock compensation and deferred financing charges.

(3)	Direct Vessel Operating Expenses is based on management’s estimates and budgets submitted by our technical managers. We believe DVOE are best measured for comparative purposes over a 12-month period.

(4)
General & Administrative amounts are based on a budget which includes incentive compensation and may vary, including as a result of actual incentive compensation. Management Fees are based on the contracted monthly rate per vessel for the technical management of our fleet, including amount paid to Genco.

(5)
Interest Expense is based on our outstanding debt of $101.3 million, unused commitment fees of 1.25% under our amended $150 million credit facility, at LIBOR plus 300 bps and amortization of deferred financing costs.  As part of the commitment fee portion of interest expense, there are semi-annual commitment fee reductions of $5.0 million.  Four reductions have taken place, with the first occurring on May 31, 2011 and the next scheduled for May 31, 2013.

(6)
Depreciation is based on the acquisition value of the current fleet, including the vessels to be acquired and amortization of dry docking costs.  Depreciation expense utilizes a residual scrap rate of $245 per LWT.

(7)	The amounts shown are preliminary results. Actual results may vary.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xii) the Company’s acquisition or disposition of vessels; (xiii) our ability to leverage Genco’s relationships and reputation in the shipping industry; (xiv) the completion of definitive documentation with respect to charters; (xv) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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The information set forth under Items 2.02 and 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Baltic Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALTIC TRADING LIMITED

DATE: February 19, 2013

/s/ John C. Wobensmith
John C. Wobensmith
President and Chief Financial Officer